Exhibit 10.12

Jack Cooper Holdings Corp.

630 Kennesaw Due West Road

Kennesaw, Georgia 30152

January 15, 2015

Katie Helton

5274 Camden Lake Parkway

Acworth, Georgia 30101

Re:                             Offer of Continued Employment

Dear Katie,

Please accept this letter agreement as an offer of continued employment with Jack Cooper Holdings Corp. (the “Company”; and, together with its parent company and its direct and indirect subsidiaries, the “JC Companies”).  If you accept this offer of continued employment by signing at the bottom of this letter agreement, your continued employment with the Company will be based upon the terms and conditions set forth herein effective as of January 1, 2015 (the “Effective Date”).

It is acknowledged and agreed between the parties hereto that you have been an employee of the Company since November 1, 2009, and that this letter agreement shall amend and restate any prior agreements in their entirety between you and any JC Companies concerning your employment with such JC Companies (collectively, the “Prior Agreements”).

You will hold the title of Executive Vice President and Associate General Counsel of the Company and will report directly to the General Counsel of the Company.

Your compensation and benefits will be as follows:

1.                                      Your initial base salary will be $125,000 per year, subject to upward adjustment from time to time as determined by the Chairman, the Chief Executive Officer, the General Counsel, or the Board of Directors (or its Compensation Committee) of the Company in his or its sole and absolute discretion.

2.                                      You will have the opportunity to receive an annual, performance-based, discretionary bonus of up to fifty percent (50%) of your then current base salary as determined by the Chairman, the Chief Executive Officer, the General Counsel, or the Board of Directors (or its Compensation Committee) of the Company in his or its sole and absolute discretion.  Furthermore, you will have the opportunity to receive additional discretionary bonuses as determined by the Chairman, the Chief Executive Officer, the General Counsel, or the Board of Directors (or its Compensation Committee) of the Company in his or its sole and absolute discretion.  Furthermore, in the event the U.S. Congress passes an “weight or length law” that would increase the allowable length of, or the allowable weight of the cargo transported by, the rolling stock of the Company and its affiliates, then you shall be entitled to a one-time bonus, as approved by the Board of Directors (or its Compensation Committee) of the Company, reflecting your efforts in lobbying for such a law change and the benefit of such a law change to the Company and its business; provided, however, that such bonus shall in no event be less than Fifty-Two Thousand U.S. Dollars ($52,000).

3.                                      As of the first day of your employment with the Company, you will be entitled to participate in all benefit programs, if any, that the Company establishes and makes available to its employees to the extent you are eligible and it is permitted under the plan documents governing such programs.

4.                                      You will be entitled to four (4) weeks paid vacation per year, in addition to sick days and paid holidays, all in accordance with the Company’s policies and procedures.  Additionally, with respect to the birth and care of a newborn child, you shall be entitled to twelve (12) weeks of paid, job-protected leave.  With respect to the placement of a child for adoption or foster care, you shall be entitled to six weeks of paid, job-protected leave.

5.                                      If you and the Company agree to an employment-related relocation, then you will be entitled to a reimbursement of properly documented, customary and reasonable, out-of-pocket moving expenses from your current primary residence to a new primary residence, provided the Company’s prior written approval shall be required with respect to any expenses that in the aggregate exceed $10,000.

6.                                      You will be entitled to an automobile allowance of $500 per month and reimbursement of reasonable fuel charges and maintenance expenses.  Additionally, you will be entitled to a student loan allowance of $500 per month.

7.                                      (a)                                 Except as provided in Section 7(b) below, in the event of your Termination (as hereinafter defined), then the Company shall pay to you (i) the then current base salary through the last day of your actual employment with the Company, (ii) any bonuses earned by you and declared by the Chairman, the Chief Executive Officer, the General Counsel, or the Board of Directors (or its Compensation Committee) of the Company prior to such Termination for periods prior to such Termination (if any), and (iii) any benefits otherwise payable through the last day of your actual employment with the Company, and you shall thereafter not be entitled to any other compensation, payment, benefit, or right in connection with your employment.

(b)                                 Notwithstanding anything herein to the contrary, solely in the event of your Termination by the Company without Cause (as hereinafter defined) prior to the fifth (5th) anniversary of the Effective Date, then the Company shall pay to you: (i) (x) the then current base salary through the last day of your actual employment with the Company, (y) any bonuses earned by you and declared by the Chairman, the Chief Executive Officer, the General Counsel, or the Board of Directors (or its Compensation Committee) of the Company prior to such Termination for periods prior to such Termination (if any), and (z) any benefits otherwise payable through the last day of your actual employment with the Company; and (ii) the salary of $125,000 until the earlier of (x) eighteen (18) months after the date of such Termination by the

Company without Cause and (y) the fifth (5th) anniversary of the Effective Date.  The payment to you of the amounts payable under this Section 7(b) shall (A) be contingent upon the execution by you of an irrevocable separation agreement and general release of claims, in substantially the form attached hereto as Exhibit A, that releases the JC Companies from any and all liability in any way related to the circumstances of your employment and termination therefrom and (B) constitute the sole remedy of yours in the event of a termination of your employment hereunder.

(c)                                  For purposes of Section 7(b), “Cause” means: (i) a breach of this letter agreement, which breach is not cured by you within thirty (30) days following the date that the Company provides written notice to you of such breach and the circumstances of such breach is reviewed with you by the Chairman, the Chief Executive Officer, or the General Counsel, and a human resources representative of the Company; (ii) your gross negligence, gross misconduct, fraud, or dishonesty in connection with your performance of your duties, as determined by the Chairman, the Chief Executive Officer, the General Counsel, or the Board of Directors of the Company in his or its reasonable and good faith judgment; (iii) the conviction of you for a felony or crime involving moral turpitude; (iv) the commission of a willful act by you causing harm to the Company or any other JC Company which harm, when capable of cure, is not cured within thirty (30) days following the date the Company provides notice thereof; (v) your willful refusal to follow the lawful directives of the Chairman, the Chief Executive Officer, the General Counsel, or the Board of Directors of the Company consistent with your job title; or (vi) your failure to follow any policies or procedures of the Company following the date the Company provides written notice of such failure.

8.                                      By signing this letter agreement and accepting this offer of employment, you are representing and warranting to the Company that, as of the Effective Date: (a) you have not provided to the Company any confidential information or trade secrets of any of your former employers or other parties for whom you have previously performed services (such parties collectively referred to as “Former Employer”); and (b) you are not restricted by any agreement, contract, obligation, or covenant from (i) competing with any Former Employer, (ii) soliciting business from any clients or customers of any Former Employer, (iii) offering to hire or hiring the employees of any Former Employer, or (iv) performing any of your anticipated employment duties and obligations for the Company.

9.                                      During your employment with the Company or any other JC Company (including your employment under the Prior Agreements) and for two (2) years after your Termination, you shall not, directly or indirectly, on your behalf or in the service or on behalf of others:

(a)                                 (i) Solicit, or attempt to solicit, any business from any of the JC Companies’ customers, including actively seeking prospective customers, with whom you had Material Contact (as hereinafter defined) during your employment with the Company or any other JC Company for purposes of providing products or services that are competitive with those provided by the Company or any other JC Company; or (ii) induce, or attempt to induce, any of the JC Companies’ customers with whom you had Material Contact during your employment with the Company or any other JC Company to terminate, reduce, or otherwise negatively change such customer’s relationship with such JC Company.

(b)                                 (i) Solicit, divert, or hire, or attempt to solicit, divert, or hire, any person employed by the Company or any other JC Company; or (ii) solicit, encourage, or offer any inducement to any employee of the Company or any other JC Company to leave the employ of the Company or such other JC Company.

(c)                                  Own, manage, operate, join, control, be employed by or with, or participate in any manner with a Competing Business (as hereinafter defined) anywhere in the Territory (as hereinafter defined) where doing so will require you to engage in Competitive Activities.

(d)                                 Publish, broadcast, or otherwise communicate any information, misinformation, comments, opinions, or remarks, whether written or oral, regardless of its believed truth, which is adverse to, reflects unfavorably upon, or tends to disparage the Company or any other JC Company or their products, services, operations, or business, provided that communications to your attorney or spouse and/or compelled testimony under oath being expressly excepted.

(e)                                  For purposes of this letter agreement:

(i)                                     “Material Contact” means the contact between you and each customer or potential customer:  (A) with whom or which you dealt on behalf of any JC Company; or (B) whose dealings with any JC Company were coordinated or supervised by you; or (C) about whom you obtained confidential information in the ordinary course of business as a result of your association with any JC Company; or (D) who received products or services authorized by any JC Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for you within two (2) years prior to the date of your Termination.

(ii)                                  “Competing Business” means any individual (including, without limitation, you), corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is directly engaged in whole or in relevant part in any business or enterprise that is the same as, or similar to, the business of any JC Company.  The JC Companies are engaged in the business of carhauling and/or finished vehicle logistics in the United States of America, Canada, and/or Mexico.

(iii)                               “Competitive Activities” means engaging in activities or offering or providing products or services of the type conducted, authorized, offered, or provided by any JC Company within two (2) years prior to your Termination.

(iv)                              “Territory” means any and all geographic areas where you were undertaking your duties and/or responsibilities for the Company or any other JC Company within two (2) years prior to your Termination.

(v)                                 “Termination” means the termination of your employment with the Company at any time and for any reason or under any circumstances, whether with or without cause, with or without good reason, initiated by you or the Company, or otherwise.

10.                               (a)                                 During your employment with the Company and any other JC Company (including your employment under the Prior Agreements) and for three (3) years after your Termination, you shall: (i) hold all Confidential Information (as hereinafter defined) in the strictest confidence and you shall not, without the prior written authorization of the Company or as required by law, regulation, or legal process, disclose any Confidential Information in any manner to any person or entity, other than in the furtherance of your duties to the Company during your employment with the Company; and (ii) not use, misuse, or reproduce any Confidential Information, except as (x) may be necessary in connection with your services performed for the Company or any other JC Company hereunder or (y) required by applicable law, regulation, or legal process.

(b)                                 For purposes of this letter agreement, “Confidential Information” means information of a private, proprietary, secret, or confidential nature relating to the Company and/or the other JC Companies, including, without limitation, information concerning the Company’s and/or the other JC Companies’ customers (including names, addresses, telephone numbers, contact persons, and other identifying information with respect to the needs and requirements for customers; information dealing with the nature of customers’ accounts, including, without limitation, the dates on which agreements between any JC Company and such customers will end and/or be subject to renewal; and rate and price information and history relating to products or services provided by any JC Company to its customers), suppliers, distributors, financing sources, investors, operations, finances (including, without limitation, personnel data relating to any JC Company’s employees, such as compensation arrangements of such employees with any JC Company; any financial information relating to any JC Company’s income, budgeting, cost structures, expenses, profits, and general financial standing), businesses, equity and debt offerings and other financings, mergers and acquisitions, and other business transactions that derives value from not being generally known to other persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including, without limitation, compilations of customers, suppliers, distributors, financing sources, and investors information), programs (including, without limitation, computer programs and software), devices, methods, techniques, drawings, processes, procedures, financial data (including, without limitation, financial statements, financial models, budgets, and forecasts), lists of actual or potential customers, suppliers, distributors, financing sources, and investors (including, without limitation, identifying information about such parties), business, strategy, and marketing plans and materials, negotiation strategies and positions, pricing and cost strategies, licensing strategies, advertising campaigns, training, policy, and procedure manuals, and other aspects of the businesses, without regard to form and whether or not reduced to writing.  “Confidential Information” shall not include information that: (i) was known to you at the time of receipt from the Company or another JC Company, so long as such information was not acquired directly or indirectly from the Company or any other JC Company or any person or entity who owed an obligation of confidentiality to the Company or any other JC Company whether by contract or otherwise; (ii) is or becomes publicly known through no act or fault of yours; or (iii) was received by you from a third party having the legal right to transmit the same; provided, however, that a combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or otherwise within such exceptions, as previously described, unless the combination itself is in the public domain or otherwise entirely within any one such exception.

11.                               Upon your Termination, or at any other time at the Company’s request, you agree to and shall promptly deliver to the Company all of its or any JC Company’s materials, documents, plans, records, notes, drawings, or papers and any copies thereof (whether electronic or hard copy) that may be in your possession or under your control, including in particular all notes or records you have relating to any Confidential Information.

12.                               (a)                                 You agree that any and all Inventions (as hereinafter defined) during your employment with the Company or any other JC Company (including your employment under the Prior Agreements) shall be the sole and exclusive property of the Company.  You shall, with respect to any Invention: (i) keep current, accurate, and complete records, which shall belong to the Company and be kept and stored on the Company’s premises; (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request); (iii) assign (and you hereby assign) to the Company all of your right, title, and interest in and to the Invention, any applications you make for patents or copyrights in any country, and any patents or copyrights granted to you in any country; and (iv) acknowledge and deliver promptly to the Company any written instruments, and perform any other acts necessary in the Company’s opinion to preserve property rights in the Invention against forfeiture, abandonment, or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company.  You also agree to perform promptly (without charge to the Company but at the expense of the Company) all acts as may be necessary in the Company’s opinion to preserve all patents and/or copyrights granted upon the Inventions.

(b)                                 You are hereby notified that this Section 12 does not apply to any inventions for which no equipment, supplies, facility, or trade secrets of the Company or any other JC Company is used and which is developed on your own time, and (i) which does not relate (A) directly to the business of the Company or any other JC Company or (B) to the Company’s or any other JC Company’s actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by you for the Company or any other JC Company.

(c)                                  If, in the course of your employment with the Company or any other JC Company (including your employment under the Prior Agreements), you use, provide, or incorporate into any goods, services, systems, or operations of the Company or any other JC Company any intellectual property owned by you or in which you have an interest, then you hereby grant the Company, under all of your intellectual property and proprietary rights, the following worldwide, non-exclusive, perpetual, irrevocable, royalty-free, and fully paid-up license and rights: (i) to make, use, copy, modify, and create derivative works of such intellectual property; (ii) to publicly perform or display, import, broadcast, transmit, distribute, license, offer to sell, and sell, rent, lease, or lend copies of such intellectual property (and derivative works thereof); and (iii) to sublicense to third parties the foregoing rights, including, without limitation, the right to sublicense to further third parties.

(d)                                 The terms of the assignment in this Section 12 as to any Invention may be subject to a separate assignment agreement between you and the Company.  The existence of such an assignment agreement shall have no effect on the assignment pursuant to this letter agreement of any other Invention.

(e)                                  To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

(f)                                   In the event of any dispute, arbitration, or litigation concerning whether an invention, discovery, improvement, or idea made or conceived by you is the property of the Company, such invention, discovery, improvement, or idea shall be presumed the property of the Company and you will bear the burden of establishing otherwise.

(g)                                  For purposes of this letter agreement, “Inventions” means any inventions, discoveries, improvements, and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored, or conceived by you in connection with your employment with the Company or any other JC Company (including your employment under the Prior Agreements), whether by your individual efforts or in connection with the efforts of others.

(h)                                 You acknowledge and agree that the Company will suffer irreparable damage if you violate or threaten to violate the terms of this Section 12, and that such damage would be difficult to quantify, and it is therefore agreed that, in the event of a breach or threatened breach of this Section 12, the Company shall be entitled to injunctive relief, in addition to all other legal and equitable remedies available to it, without the necessity of posting a bond or other security.

13.                               You acknowledge and agree that: (a) the Company is the holding company of several businesses (including, without limitation, the carhaul business of Jack Cooper Transport Company, Inc. and its subsidiaries and the logistics business of Jack Cooper Logistics, LLC and its subsidiaries), and its primary operations are focused on the management of such businesses; (b) in your role as Executive Vice President and Associate General Counsel of the Company, you will have executive authority and responsibility over not just the Company and its business but also over the other JC Companies and their businesses; and (c) you have had (as an employee, officer, and/or director of one or more JC Companies) and will continue to have (as an employee, officer, and/or director of the Company and/or other JC Companies) access to private, proprietary, secret, or confidential documents and information of the Company and the other JC Companies.  Because of these circumstances and in consideration for your continued employment hereunder, you acknowledge and agree that the restrictions contained in this letter agreement are necessary for the protection of the business and goodwill of the Company and the other JC Companies, that each of the restrictive covenants in this letter agreement is reasonable in time, scope of activities, geographic scope, and otherwise to protect the legitimate business interests and goodwill of the Company and the other JC Companies, and that any breach of the restrictive covenants in this letter agreement is likely to cause the Company and/or one or more of the other JC Companies substantial and irrevocable damage that is difficult to measure.  Therefore, in the event of any such breach or threatened breach of this letter agreement, you agree that the Company and any other JC Company, in addition to such other remedies that may be available at law or in equity, shall have the right to seek specific performance of the provisions of this letter agreement and shall have the right to seek an injunction without posting a bond from a court restraining such a breach or threatened breach, and you hereby waive the adequacy of a remedy at law as a defense to such relief.  You further agree that, if any restriction set forth in this letter agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, then it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

14.                               This letter agreement shall be governed by and construed in accordance with the laws of the state of Georgia, without giving effect to its choice of law provisions.  Each party hereto irrevocably consents to the exclusive jurisdiction of the federal and state courts located in Fulton County, Georgia for all purposes in connection with any action or proceeding which arises out of or relates to this letter agreement.  This letter agreement amends and restates all the Prior Agreements and constitutes the entire agreement between the parties hereto and supersedes all prior understandings, whether oral or written.  This letter agreement may be executed in two or more counterparts and by facsimile or PDF, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The invalidity or unenforceability of any provision of this letter agreement shall not render invalid or unenforceable any other provision hereof.  This letter agreement may not be modified or amended except by a writing duly executed and delivered by the parties hereto.  Neither this letter agreement nor any of the rights, interests, or obligations hereunder shall be assigned, in whole or in part, by any party hereto without the prior written consent of the other party hereto.

Please accept this offer of continued employment by signing below and returning a sign copy to me at your earliest convenience.

Very truly yours,

Jack Cooper Holdings Corp.

	By:	/s/ Theo Ciupitu
		Name:	Theo Ciupitu
		Title:	Executive Vice President

ACCEPTED AND AGREED TO AS OF
THE EFFECTIVE DATE:

/s/ Katie Helton
Name: Katie Helton

Exhibit A

Confidential Separation Agreement and General Release

This Confidential Separation Agreement and General Release (this “Agreement”) is made and entered into as of the       day of           , 20    to be effective (subject to Section 14 (Revocation)) as of the Effective Date (as defined in Section 14 (Revocation)), by and between: (i)                , its divisions, subdivisions, subsidiaries, parents, affiliates, benefits plans, successors, and assigns (hereinafter collectively referred to as the “Company”); and (ii)                , an individual resident of the State of                 (hereinafter referred to as “Employee”).

W I T N E S S E T H:

WHEREAS, Employee has been employed by the Company pursuant to that certain Offer of Employment Letter, dated               (the “Offer Letter”);

WHEREAS, Employee’s employment with the Company has been terminated as of the Effective Date; and

WHEREAS, this Agreement sets forth the parties’ mutual understanding concerning the terms and conditions of the termination of Employee’s employment with the Company;

NOW, THEREFORE, in consideration of the premises, which are incorporated and made part of this Agreement, the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and Employee agree as follows:

1.                                      Confidentiality.  Employee agrees not to disclose the terms of this Agreement, to avoid direct or indirect references (whether by his actions or his words) to the terms of this Agreement, not to initiate discussions, correspondence, or other communications regarding the terms of this Agreement, and not to show this Agreement to, or discuss its contents with, any person other than his spouse, his attorneys, his accountants, the Internal Revenue Service, the taxing authority of any state to which Employee is obligated to report income information, or such other persons with whom Employee may otherwise be required by law to communicate concerning this Agreement’s contents.  Employee understands and acknowledges that the foregoing is a material term of this Agreement.

2.                                  Separation Payments.

(a)                                 Subject to and conditioned upon the terms and conditions of this Agreement, the Company shall cause to be paid to Employee the following payments (the “Section 2 Payments”): [Describe payments to which Employee would be entitled based on Offer Letter and circumstances of termination.]

(b)                                 Employee understands and acknowledges that the payment of the Section 2 Payments shall be reported on an IRS Form W-2 and shall be subject to all deductions and withholdings required by law.

(c)                                  Notwithstanding anything herein to the contrary, the Section 2 Payments are expressly subject to and conditioned upon Employee’s full and complete performance of all the conditions, agreements, and other obligations set forth in this Agreement.  Should Employee breach or fail to adhere to any of the provisions of this Agreement, then the Company’s obligation to make any of the outstanding Section 2 Payments shall completely cease and be otherwise completely excused and the Company shall be entitled to pursue all other remedies at law or in equity.

(d)                                 Employee acknowledges and agrees that he would not have received the Section 2 Payments but for his execution of this Agreement and his full and complete performance of the provisions of this Agreement.

3.                                  Termination of Employment.

(a)                                 Employee and the Company agree that Employee’s termination of employment occurred effective as of the Effective Date.

(b)                                 Employee acknowledges and agrees that, except for the Section 2 Payments, he shall not receive any compensation, bonuses, benefits, or other consideration from the Company in connection with his employment or termination therefrom, and he waives all rights to such payments from the Company.

(c)                                  Employee agrees to waive any rights to reinstatement or to apply for reemployment with the Company (including, without limitation, any and all of its past, present, or future parent, subsidiary, or affiliated companies or divisions).  Employee acknowledges and agrees that any application for reinstatement or future employment with the Company (including, without limitation, any and all of its past, present, or future parent, subsidiary, or affiliated companies or divisions) will be considered void from its inception, and may be summarily rejected by the Company without explanation or liability.

(d)                                 For the avoidance of doubt, the parties hereto acknowledge and agree that nothing in this Agreement (including, without limitation, Section 3(b) above and Section 5 (Release and Waiver of Claims) below) shall affect: (i) the terms and conditions or enforceability of that certain Amended and Restated Indemnification Agreement, dated May 19, 2014 and with a retroactive effective date of November 29, 2010, between Employee and Jack Cooper Holdings Corp., or similar indemnification rights in favor of Employee provided under any charters, bylaws, or other corporate governance documents; or (ii) the rights of Employee as a stockholder of any Releasee (as hereinafter defined), including, without limitation, any rights under any charters, bylaws, stockholders agreements, or other corporate governance documents affecting stockholders of Releasees.

4.                                  Protective Covenants.  Employee hereby acknowledges that: (a) Employee has had access to proprietary documents and information regarding the Company’s customers, suppliers, services, methods of operation, sales, pricing, and the specialized business needs of the Company’s customers and suppliers, which documents and information are highly confidential; and (b) the Company’s relationships with its financing sources, customers, suppliers, and employees are among the Company’s most important assets and business interests.  Because of this and in exchange for the consideration outlined herein, Employee acknowledges and agrees that Employee shall strictly observe and abide by the separate and independent restrictive covenants in the Offer Letter, including, without limitation, the covenants concerning non-compete, non-solicitation of customers, non-disclosure of Confidential Information (as defined in the Offer Letter), and assignment of inventions and ideas set forth in the Offer Letter.

5.                                  Release and Waiver of Claims.

(a)                                 Full Release and Waiver of All Claims.  As a material inducement to the Company to enter into this Agreement, Employee, on behalf of himself and his affiliates and their respective shareholders, LLC members, successors, assignees, directors, officers, LLC managers, employees, agents, representatives, attorneys, beneficiaries, heirs, personal representatives, and fiduciaries (collectively, the “Releasors”), hereby knowingly, voluntarily, irrevocably, unconditionally, and absolutely releases, waives, relinquishes, remises, acquits, and forever discharge the Company and each of the Company’s past, present, or future shareholders, LLC members, employees, representatives, attorneys, divisions, subdivisions, parent companies, subsidiaries, affiliates, agents, directors, officers, LLC managers, executives, predecessors, successors and assigns, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”) or any of them individually, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, losses, actions, causes of action, suits, rights, demands, debts, costs, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, whether known or unknown, absolute, accrued, contingent, or otherwise, which Releasors now have, have had, or may hereafter claim to have had against the Releasees by reason of any matter, act, omission, cause, or event that (i) has occurred up to the time of the Effective Date and (ii) relates to or arises from Employee’s employment with the Company or his separation therefrom (hereinafter collectively referred to as “Claim” or “Claims”).

Employee understands that this release and waiver includes, without limitation: (i) any and all Claims related or in any manner incidental to his employment with the Company and separation therefrom; (ii) any and all Claims and rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. §§ 2101 et seq., and any other federal, state, or local law, rule, or regulation relating to the employment relationship, each as amended; (iii) any and all Claims arising under the common law; (iv) any and all alleged breaches of duty arising out of any statute, contract, or tort, including, but not limited to, wrongful discharge or any action otherwise based on any policy or agreement; and (v) any and all possible or alleged Claims for back pay, bonuses, fringe or employee benefits, leaves of absence, interest, compensatory or punitive damages, salary, any other compensation, commissions, expenses, insurance, stock, stock options, or Claims arising out of any other terms and conditions of employment.

(b)                                 No Filed or Pending Claims.  Employee represents and warrants that he has not filed and will not file any Claims against the Company or any other Releasee with any state, federal, or local agency or court based on any matter, act, omission, cause, or event that has occurred up to the Effective Date, nor does Employee have any pending request with the Company for leave, FMLA leave, or other benefit.

(c)                                  No Assignment of Claims; Indemnification.  Employee represents and warrants that he has not assigned and will not assign to any other person, and that no other person is entitled to assert on his behalf, any above-referenced released Claims.  Employee further agrees that, if any such assignment has occurred, he shall indemnify and hold harmless the Releasees from and against any and all Claims that arise out of such assignment.

6.                                  Covenant Not To Sue.  Employee hereby covenants and agrees that he will not file or permit to be filed on his behalf any action, suit, or administrative proceeding, or take any other action that seeks, to pursue or enforce any Claim which he has released herein.

7.                                  Negotiated Agreement.  This Agreement shall not be construed against any party on the grounds that such party drafted this Agreement.  This Agreement shall be interpreted in accordance with the plain meaning of its terms, as though drafted equally by the parties, and not strictly for or against either of the parties hereto.

8.                                  Survival of Security and Confidentiality Agreements.  Notwithstanding anything herein to the contrary and in addition to any agreements that Employee has signed with the Company concerning secrecy, security, new products, ideas, inventions, and confidential data (including, without limitation, the Offer Letter), which agreements shall remain in full force and effect and shall survive this Agreement, Employee agrees to return immediately to the Company and shall not take, copy, use, or reveal to any person in any form or manner, any documents or information which the Company deems confidential or proprietary, including, but not limited to, lists of customers or potential customers, financial information, business practices, business and strategic plans, and other similar confidential materials or information.

9.                                  Non-Admission of Liability.  This Agreement shall not be deemed in any manner an admission, finding, or indication for any purpose whatsoever that the Company has acted contrary to law or violated the rights of Employee or any other person at any time.  Further, this Agreement shall not be construed in any manner as an admission by the Company that it is violating any law, policy, or procedure, or acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against the Company.  Employee acknowledges that the Company specifically disclaims any liability to him arising from his employment relationship with the Company.

10.                           Offset.  Employee authorizes the Company to offset from the Section 2 Payments any amount(s) otherwise payable to him under this Agreement or otherwise, any amount(s) of any loans or advances not repaid by him, the replacement cost (as of the date of replacement) of any Company property not returned by him, and any amount of any other debt or obligation owed by him to the Company.

11.                           Severability.  Should any agreement provision (or subpart thereof) be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, such provision (or subpart thereof) shall be severed from the remaining provisions (or subparts thereof), with any illegal or unenforceable provision (or subpart thereof) not affecting the remainder of this agreement, which shall continue at all times to be valid and enforceable.

12.                           Governing Law.  This Agreement shall be interpreted, enforced, and governed under the laws of the State of Georgia, without giving effect to its choice of law provisions.

13.                           Modification; Non-Waiver.  The terms of this Agreement may not be amended, modified, cancelled, terminated, or waived except by a written instrument executed by Employee and the Company, or in the case of waiver, the party to be charged with such waiver.  The failure of the Company to insist upon or enforce strict performance of any provision of this Agreement or to exercise any right or remedies will not be construed as a waiver by the Company to assert or rely upon such provision, right, or remedy in that or any other instance.

14.                           Revocation.  Employee acknowledges and agrees that he has had twenty-one (21) calendar days from the date of receipt of this Agreement to sign and accept it.  The parties agree this Agreement shall not be effective until the expiration of seven (7) calendar days after it is executed by Employee if Employee has not revoked his acceptance hereof, and during that seven (7) day period Employee may revoke his acceptance of this Agreement.  If Employee chooses to revoke his acceptance of this Agreement, he must so notify the Company in writing, marked “Personal and Confidential,” delivered to the General Counsel at                        , no later than seven (7) calendar days after he signs this Agreement.  Employee acknowledges and agrees that, if not revoked, this Agreement shall become final and binding upon expiration of said seven (7) calendar day period and the “Effective Date” of this Agreement shall be the first day following said seven (7) day period (for example, if Employee executes this Agreement on August 1, 2015, and does not revoke his acceptance, the Effective Date will be August 8, 2015).

15.                           Employee Assurances.

(a)                                 EMPLOYEE AFFIRMS THAT HE HAS CAREFULLY READ THIS ENTIRE AGREEMENT.  HE ATTESTS THAT HE POSSESSES SUFFICIENT EDUCATION AND/OR EXPERIENCE TO FULLY UNDERSTAND THE EXTENT AND IMPACT OF ITS PROVISIONS.

(b)                                 EMPLOYEE ATTESTS THAT HE HAS BEEN AFFORDED THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR A PERIOD OF TWENTY-ONE (21) DAYS.  EMPLOYEE FURTHER ATTESTS THAT HE HAS BEEN ADVISED TO DISCUSS THIS AGREEMENT WITH AN ATTORNEY OF HIS CHOICE.

(c)                                  EMPLOYEE AFFIRMS THAT HE IS FULLY COMPETENT TO EXECUTE THIS AGREEMENT, AND THAT HE DOES SO VOLUNTARILY AND WITHOUT ANY COERCION, UNDUE INFLUENCE, THREAT, OR INTIMIDATION OR ANY KIND OR TYPE.

16.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement.  Facsimile copies and photocopies of signatures shall be accepted as originals.

[Signatures Follow on Next Page]

[Signature Page to Confidential Separation Agreement and General Release]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as a sealed instrument to be effective as of the Effective Date.

EMPLOYEE:

/s/ Katie Helton

Date:

COMPANY:

/s/ Theo Ciupitu

By:
Name:
Title: